Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra Reports Third Quarter 2015 Financial Results and Provides Corporate Update

Management to host webcast and conference call today at 8:00 a.m. EDT

CHAPEL HILL, N.C. – October 22, 2015 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today reported financial results for the quarter ended September 30, 2015 and provided an update on recent corporate developments. The company will host a webcast and conference call today at 8:00 a.m. EDT.

Third Quarter 2015 and Recent Corporate Highlights

•	Last week, Cempra announced positive top line results from a global, pivotal Phase 3 clinical trial of intravenous (IV) to oral solithromycin (Solitaire-IV) in the treatment of patients with community-acquired bacterial pneumonia (CABP). Intravenous solithromycin met the U.S. Food and Drug Administration (FDA) primary objective of statistical non-inferiority in the intent-to-treat (ITT, all randomized patients) population compared to intravenous moxifloxacin at the early clinical response (ECR, 72 [-12/+36] hours after initiation of therapy). Solithromycin was well tolerated relative to the known effects of older macrolide antibiotics. Solithromycin oral and IV products have already been designated a qualified infectious disease product (QIDP) and will receive priority review. A rolling new drug application (NDA) submission to the FDA is expected to begin later in the fourth quarter of 2015 for solithromycin IV and oral capsules in the treatment of CABP with completion during the first half of 2016. The European Medicines Agency (EMA) submission also is expected to be completed in the first half of 2016.

•	In August, the FDA granted Fast Track designation for solithromycin intravenous and capsules for the treatment of CABP. Drugs with the Fast Track are allowed to submit completed sections of their NDA on a rolling basis to expedite eventual review completion.

•	In September, the FDA granted QIDP designation to Taksta™ (CEM-102, sodium fusidate, the sodium salt of fusidic acid), Cempra’s investigational antibiotic product candidate. The designation is for Taksta oral tablets for the indication of acute bacterial skin and skin structure infections (ABSSSI). The QIDP designation provides certain incentives for the development of new anti-infectives, including eligibility for priority review, the FDA’s Fast Track program, and a potential five-year extension of exclusivity under the Hatch-Waxman Act.

“Cempra’s successful achievement of the completion of two solithromycin Phase 3 clinical trials, with intravenous and oral capsule formulations in the treatment of CABP, is a profound accomplishment for our company and we are planning to begin a rolling submission of our NDA to the FDA later this quarter,” said Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra. Our Phase 3 clinical trial with Taksta in patients with acute bacterial skin and skin structure infections is expected to begin enrolling patients during the first half of 2016.”

Upcoming Expected Clinical Development Milestones

Solithromycin

•	Solitaire-U: Patient enrollment for Phase 3 expected to complete by the end of 2015.

•	Solithromycin pediatric: Patient enrollment for Phase 1b continues.

•	Enrollment Phase 2/3 pivotal trial in pediatric patients is expected to initiate in Q1 2016.

•	Phase 2 trial in chronic obstructive pulmonary disease (COPD) is ongoing.

•	Phase 2 trial in nonalcoholic steatohepatitis (NASH) is ongoing.

Taksta

•	Cempra expects to initiate a Phase 3 trial in ABSSSI by the end of 2015.

Financial Results for the Three and Nine Months Ended September 30, 2015

For the quarter ended September 30, 2015, Cempra reported a net loss of $27.6 million, or $0.63 per share, compared to a net loss of $11.4 million, or $0.34 per share, for the third quarter in 2014. Research and development expense in the third quarter of 2015 was $23.5 million, an increase of 50% compared to the same quarter in 2014. The higher R&D expense was primarily due to the order of active pharmaceutical ingredient (API) necessary to support the launch of solithromycin as we begin our commercial readiness activities and initial startup activities for the Taksta clinical trials. General and administrative expense was $5.8 million, a 100% increase compared to the quarter ended September 30, 2014, driven primarily by early pre-commercialization costs and increased headcount as the company begins to plan for commercialization.

For the nine months ended September 30, 2015, Cempra reported a net loss of $70.0 million, or $1.61 per share, compared to a net loss of $44.8 million, or $1.34 per share, for the nine months ended September 30, 2014. Research and development expense was $73.3 million, an increase of 55% compared to the nine months ended September 30, 2014. The increase was primarily due to the order of API necessary to support the planned launch of solithromycin as we begin our commercial readiness activities and initial startup activities for the Taksta clinical trials. General and administrative expense was $16.2 million, an 88% increase compared to the nine months ended September 30, 2014, driven primarily by early pre-commercialization costs and increased headcount as the company begins to plan for commercialization.

As of September 30, 2015, Cempra had cash and equivalents of $182.0 million and 44.0 million shares outstanding.

Conference Call and Webcast

Cempra management will host a webcast and conference call regarding this announcement at 8:00 a.m. EDT today. The live call may be accessed by dialing (877) 377-7553 for domestic callers and (253) 237-1151 for international callers and using conference ID # 58583734. A live webcast of the call will be available from the investor relations section of the company website at www.cempra.com, and will be archived there for 30 days. A telephone replay of the call will be available by dialing (855) 859-2056 for domestic callers, or (404) 537-3406 for international callers, and entering the conference ID # 58583734.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) has successfully completed two Phase 3 clinical trials for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin is also in a Phase 3 clinical trial for uncomplicated bacterial urethritis caused by Neisseria gonorrhoeae and chlamydia. Cempra is contracted with BARDA for the development of solithromycin for pediatric use. Three formulations, intravenous, oral capsules and a suspension formulation are in a Phase 1b trial in children from birth to 17 years of age. Taksta™ is Cempra’s second product candidate, which is being developed for acute bacterial skin and skin structure Infections (ABSSSI) and is also expected to be tested in an exploratory study for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. Cempra has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates; our ability to commercialize and launch, whether on our own or with a strategic partner, any product candidate that receives regulatory approval; the costs, sources of funds, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

CEMPRA, INC.

SELECTED FINANCIAL INFORMATION

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2015	2014
Assets
Current assets
Cash and equivalents	182,017	99,113
Receivables	3,098	2,350
Prepaid expenses	1,376	3,388

Total current assets	186,491	104,851

Furniture, fixtures and equipment, net	104	113
Deposits	58	346

Total assets	186,653	105,310
Liabilities
Current liabilities
Accounts payable	14,919	11,894
Accrued expenses	1,470	1,002
Accrued payroll and benefits	1,956	1,596
Current portion of long-term debt	2,778	3,594

Total current liabilities	21,123	18,086

Deferred revenue	11,326	11,326
Long-term debt	16,929	14,878

Total liabilities	49,378	44,290

Commitments and Contingencies

Shareholders’ Equity (Deficit)
Common stock	44	37
Additional paid-in capital	435,097	288,893
Deficit accumulated during the development stage	(297,866)	(227,910)

Total shareholders’ equity	137,275	61,020

Total liabilities and shareholders’ equity	186,653	105,310

Condensed Consolidated Statement of Operations

(unaudited; in thousands, except loss per share data)

	Three Months Ended September 30,
	2015	2014
Revenues	2,497	7,766

Operating Expenses
R&D	23,541	15,653
G&A	5,848	2,853

Total Operating Expenses	29,389	18,506

Loss from operations	(26,892)	(10,740)

Other income (expense), net	(679)	(616)

Net loss and comprehensive loss	(27,571)	(11,356)
Net loss attributable to common shareholders	(27,571)	(11,356)

Basic and diluted net loss per share	(0.63)	(0.34)
Basic and diluted weighted average shares	43,911	33,588

Condensed Consolidated Statement of Operations

(unaudited; in thousands, except loss per share data)

	Nine Months Ended September 30,
	2015	2014
Revenues	21,514	12,746

Operating Expenses
R&D	73,334	47,234
G&A	16,230	8,648

Total Operating Expenses	89,564	55,882

Loss from operations	(68,050)	(43,136)

Other income (expense), net	(1,906)	(1,618)

Net loss and comprehensive loss	(69,956)	(44,754)
Net loss attributable to common shareholders	(69,956)	(44,754)

Basic and diluted net loss per share	(1.61)	(1.34)
Basic and diluted weighted average shares	43,427	33,337

Contacts:

Investor Contact:

Robert H. Uhl

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media Contacts:

Tony Plohoros

6 Degrees

(908) 591-2839

tplohoros@6degreespr.com

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